Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

August 18, 2015

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

Ladies and Gentlemen:

Service Corporation International, a Texas corporation (“SCI” or the “Company”), has engaged us to render the opinion we express below in connection with its offering of $300,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2024 (the “Securities”), which it is offering under the registration statement on Form S-3 (File. No. 333-184087) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission thereunder, the “Securities Act”), which relates to the Company’s offering and sale of various securities under the Securities Act.

You have advised us that the Securities will be issued under an indenture dated as of February 1, 1993 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”), as supplemented by the Twelfth Supplemental Indenture dated as of May 12, 2014 (the “Supplemental Indenture”) between the Company and the Trustee (the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”).

For purposes of the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i)	the organizational documents of the Company,

(ii)	minutes and records of the corporate proceedings of the Company,

(iii)	the Registration Statement and the exhibits thereto,

(iv)	the prospectus supplement dated August 10, 2015 filed with the Commission under the Securities Act’s Rule 424(b),

(v)	the Indenture;

Service Corporation International

August 18, 2015

(vI)	the underwriting agreement dated August 10, 2015 (the “Underwriting Agreement”) between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters listed on Schedule 1 thereto,

(vii)	the resolutions of the board of directors of the Company (the “Board”) and a committee of the Board, which authorize the issuance of the Securities and approve the terms of the offering and sale of the Securities, and

(viii)	certificates, instruments and other documents of public officials and of representatives of the Company.

In giving this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Securities will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States and the laws of the State of Texas, including the applicable provisions of the reported judicial decisions interpreting these laws.

Service Corporation International

August 18, 2015

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Locke Lord LLP

LOCKE LORD LLP